First M&F Corporation

June 30, 2011

Dear Shareholder:

The wisdom and apparent contradiction of running a race with patience is reinforced as we close out the 2nd Quarter of 2011.  The necessity and urgency of rebuilding value, growth, new strategies, and facing competition are relentless.  The excitement of delivering financial services and helping individuals, businesses, churches, and communities grow is present every day.  The anemic economy, political uncertainty, both domestic and global, and resultant risk-aversion set the tone for mid-year 2011.

First M&F continues to make progress in overcoming the persistent asset quality issues resulting from the real estate collapse and economic recession.  At the same time the company is remaining profitable, retaining capital, and implementing offensive strategies.

Classified loans are continuing to trend down.  Non-performing assets are decreasing from their highs.  ORE properties are being sold at or near their marked book values.  New non-accruals are trending down.  Net interest margin has improved in spite of prolonged low rates and soft loan demand.  These trends will be reflected numerically when 2nd Quarter financial results are released in a few weeks.

The weight of new regulations, price controls, and international unrest dampens business activity, new ventures, and provides encumbrances to both recovery and prosperity.  So at M&F we are running the race to shareholder value and renewed growth while exercising the patience prescribed by current economic circumstances.

The dividend paid today is both a reminder of your investment and an indication of potential future higher returns.  FMFC’s performance has tracked the year-to-date trend of publicly traded community banks and equity markets in general.

Thank you for your investment in this company which will celebrate its 121st anniversary in August.

Very truly yours,

Hugh S. Potts, Jr.
Chairman/Chief Executive Officer